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                                                               EXHIBIT (11)(ii)


               FIRST AMENDMENT TO INVESTMENT ACCOUNTING AGREEMENT

       THIS FIRST AMENDMENT TO INVESTMENT ACCOUNTING AGREEMENT (the "Amendment") is made and entered into as of June 1, 1997 by and among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Company"), a New Jersey corporation, and INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company ("IFTC").

                                    RECITALS:

A. Company and IFTC are parties to that certain Investment Accounting Agreement dated as of January 2, 1996 (the "Agreement") for investment accounting and recordkeeping services for certain Registered Accounts, as defined in the Agreement;

B. Company and IFTC are currently in the process of converting from the use of PAS to another accounting system suitable for maintaining certain accounting records, known as "PAM", or "Portfolio Accounting Manager", licensed for use from Princeton Financial Services.

C. Company and IFTC desire to amend and supplement the Agreement upon the following terms and conditions.

                                  AGREEMENTS:

In consideration of mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and IFTC hereby agree that the Agreement is amended and supplemented as follows:

1. All references to "PAS" or the "Portfolio Accounting System" in the Agreement will from the date of the conversion forward be considered references to "PAM".

2. Section 4.B shall be deleted and replaced with the following: As compensation for the services rendered hereunder, Company shall pay IFTC a fee calculated in accordance with the Consolidated Prudential Fee Schedule between Prudential Mutual Funds and Annuities and State Street Bank and Trust dated April, 1997, as amended from time to time."

In all other respects, the Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

                                INVESTORS FIDUCIARY TRUST COMPANY

                                By: /s/ STEPHEN R. HILLIARD
                                   ---------------------------------------------
                                   Stephen R. Hilliard, Executive Vice President

                                THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                By: /s/ JAMES J. STRAINE
                                   ---------------------------------------------
                                   James J. Straine, Vice President, Assistant
                                   Treasurer





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